EXHIBIT 99.1


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 11-K

               [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                      For the year ended December 31, 1998

              CABOT OIL & GAS CORPORATION SAVINGS INVESTMENT PLAN
                            (Full title of the Plan)


                          CABOT OIL & GAS CORPORATION
                   15375 Memorial Drive, Houston, Texas 77079
               (Name of issuer of securities held pursuant to the
                plan and address of principal executive offices)


                         Commission file number 1-10447

                          CABOT OIL & GAS CORPORATION
                            SAVINGS INVESTMENT PLAN

                                     INDEX


                                                                          PAGE


Signature Page . . . . . . . . . . . . . . . . . . . . . . . . . . .       2

Report of Independent Accountants, Financial Statements,
  and Supplemental Schedules . . . . . . . . . . . . . . . . . . . .     F pages

Exhibit 23.1 - Consent of Independent Accountants

                                   SIGNATURE


      Pursuant  to  the   requirements  of  the  Securities  Act  of  1934,  the
Administrator has duly caused this Annual Report to be signed by the undersigned thereunto duly authorized.



                                   CABOT OIL & GAS CORPORATION
                                   SAVINGS INVESTMENT PLAN

                                   BY:  CABOT OIL & GAS CORPORATION
                                        ADMINISTRATIVE COMMITTEE,
                                        Administrator of the Cabot
                                        Oil & Gas Corporation Savings
                                        Investment Plan


                                   BY: /s/  RAY R. SEEGMILLER
                                       -----------------------------------------
                                       Ray R. Seegmiller, Chairman of the Board,
                                       Chief Executive Officer and President


June 25, 1999

                          CABOT OIL & GAS CORPORATION
                            SAVINGS INVESTMENT PLAN
                FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES
                     WITH REPORT OF INDEPENDENT ACCOUNTANTS
                        AS OF DECEMBER 31, 1998 AND 1997
                    AND FOR THE YEAR ENDED DECEMBER 31, 1998


                               TABLE OF CONTENTS


                                                                            Page

Report of Independent Accountants. . . . . . . . . . . . . . . . . . . .      2

Financial Statements:

         Statement of Net Assets Available for Benefits with
               Fund Information as of December 31, 1998 and 1997 . . . .      3

         Statement of Changes in Net Assets Available for
               Benefits with Fund Information for the Year Ended
               December 31, 1998 . . . . . . . . . . . . . . . . . . . .      4

         Notes to Financial Statements . . . . . . . . . . . . . . . . .      5

Supplemental Schedules:

         Item 27a - Schedule of Assets Held for Investment Purposes
               as of December 31, 1998 . . . . . . . . . . . . . . . . .     13

         Item 27d - Schedule of Reportable Transactions for the
               Year ended December 31, 1998. . . . . . . . . . . . . . .     14

REPORT OF INDEPENDENT ACCOUNTANTS


To the Administrative Committee of the Cabot Oil & Gas Corporation Savings Investment Plan:

We have audited the accompanying statement of net assets available for benefits of Cabot Oil & Gas Corporation Savings Investment Plan (the "Plan") as of December 31, 1998 and 1997, and the related statement of changes in net assets available for benefits for the year ended December 31, 1998. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1998 and 1997, and the changes in net assets available for benefits for the year ended December 31, 1998 in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of the Plan are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information in the statement of net assets available for benefits and in the statement of changes in net assets available for plan benefits is presented for purposes of additional analysis rather than to present the net assets available for benefits and changes in net assets available for plan benefits of each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in the audit of the basic financial statements, and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                 PricewaterhouseCoopers LLP


Houston, Texas
June 3, 1999

                           CABOT OIL & GAS CORPORATION
                             SAVINGS INVESTMENT PLAN
                 STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS,
                              WITH FUND INFORMATION
                        as of December 31, 1998 and 1997

                                                           December 31,
                                                  ------------------------------
                                                     1998               1997
                                                  -----------        -----------
Investments, at Fair Market Value:
  Participant Directed:
     Fidelity Money Market Trust:
       Retirement Money Market Portfolio          $ 4,944,224        $ 4,549,738
     Fidelity Magellan Fund                         7,668,168          5,613,828
     Spartan U.S. Equity Index Portfolio            5,806,807          4,781,376
     Fidelity U.S. Bond Index Portfolio             1,478,809          1,214,573
     Fidelity Growth & Income Portfolio             3,014,746          2,799,250
     Fidelity Retirement Growth Fund                  742,904            492,786
     Fidelity Stock Selector Fund                   1,083,488          1,020,652
     Cabot Oil & Gas Corporation Common Stock       1,711,862          1,338,046
     Participant Loans                                747,427            777,743
  Non-participant Directed:
     Cabot Corporation Common Stock                 4,122,299          4,266,962
                                                  -----------        -----------
   Net Assets Available for Benefits              $31,320,734        $26,854,954
                                                  ===========        ===========


               The accompanying notes are an integral part of the
                              financial statements.

                           CABOT OIL & GAS CORPORATION
                            SAVINGS INVESTMENT PLAN
           STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS,
                              WITH FUND INFORMATION
                      for the year ended December 31, 1998

                                                         Participant Directed
                                 --------------------------------------------------------------------
                                 Fidelity Money
                                  Market Trust:                  Spartan      Fidelity      Fidelity
                                   Retirement     Fidelity     U.S. Equity    U.S. Bond    Growth and
                                  Money Market    Magellan        Index         Index        Income
                                    Portfolio       Fund        Portfolio     Portfolio     Portfolio
                                    ---------     ---------     ---------     ---------     ---------
Additions:
 Employer contributions .........  $  134,008    $  198,726    $  164,717    $   38,332    $  131,148
 Employee contributions .........     236,869       389,790       403,662        70,526       321,232
 Interest income ................      36,842        19,609         7,696         6,118         2,394
 Dividend income ................     242,342       354,230       123,078        86,549       182,834
 Net appreciation
  (depreciation) in fair market
  value of investments ..........          --     1,556,437     1,251,936        29,273       601,034
 Participant loan repayments
  and other......................     132,118       133,440        69,779        26,578        34,990
                                    ---------    ----------    ----------    ----------    ----------
   Total additions ..............     782,179     2,652,232     2,020,868       257,376     1,273,632
                                    ---------    ----------    ----------    ----------    ----------

Deductions:
 Distributions to participants...     462,857       242,394       671,953        31,065       783,690
 Loan withdrawals and other .....      76,718       135,552        52,801        19,408        38,843
                                    ---------    ----------    ----------    ----------    ----------
   Total deductions .............     539,575       377,946       724,754        50,473       822,533
                                    ---------    ----------    ----------    ----------    ----------
Interfund transfers..............     151,882      (219,946)     (270,683)       57,333      (235,603)
                                    ---------    ----------    ----------    ----------    ----------

   Net increase (decrease).......     394,486     2,054,340     1,025,431       264,236       215,496

Net assets available for benefits:
  Beginning of year..............   4,549,738     5,613,828     4,781,376     1,214,573     2,799,250
                                   ----------    ----------    ----------    ----------    ----------

  End of year ...................  $4,944,224    $7,668,168    $5,806,807    $1,478,809    $3,014,746
                                   ==========    ==========    ==========    ==========    ==========

               The accompanying notes are an integral part of the
                              financial statements.

                            CABOT OIL & GAS CORPORATION
                            SAVINGS INVESTMENT PLAN
           STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS,
                        WITH FUND INFORMATION (continued)
                      for the year ended December 31, 1998

                                                                                         Non-Participant
                                               Participant Directed                         Directed
                                 -----------------------------------------------------   ---------------
                                    Fidelity      Fidelity     Cabot Oil &                    Cabot
                                   Retirement      Stock     Gas Corporation               Corporation
                                     Growth       Selector       Common      Participant     Common
                                      Fund          Fund          Stock         Loans         Stock         Total
                                    ---------     ---------     ---------     ---------     ---------    -----------
Additions:
 Employer contributions .........  $   28,350    $   52,824    $   40,295    $       --    $       --    $   788,400
 Employee contributions .........      62,687       122,501        71,284            --            --      1,678,551
 Interest income ................         645         1,254            --            --            --         74,558
 Dividend income ................      73,583        79,130            --            --            --      1,141,746
 Net appreciation
  (depreciation) in fair market
  value of investments ..........     112,586        58,948      (295,126)           --        66,361      3,381,449
 Participant loan repayments
  and other......................       9,337        12,943         8,583      (341,483)           --         86,285
                                    ---------    ----------    ----------    ----------    ----------    -----------
   Total additions ..............     287,188       327,600      (174,964)     (341,483)       66,361      7,150,989
                                    ---------    ----------    ----------    ----------    ----------    -----------

Deductions:
 Distributions to participants...      42,260       133,523        48,351        39,605       206,375      2,662,073
 Loan withdrawals and other .....      34,086        15,936           564      (350,772)           --         23,136
                                    ---------    ----------    ----------    ----------    ----------    -----------
   Total deductions .............      75,346       149,459        48,915      (311,167)      206,375      2,685,209
                                    ---------    ----------    ----------    ----------    ----------    -----------
Interfund transfers..............      39,276      (115,305)      597,695            --        (4,649)            --
                                    ---------    ----------    ----------    ----------    ----------    -----------

   Net increase (decrease).......     250,118        62,836       373,816       (30,316)     (144,663)     4,465,780

Net assets available for benefits:
  Beginning of year..............     492,786     1,020,652     1,338,046       777,743     4,266,962     26,854,954
                                   ----------    ----------    ----------    ----------    ----------    -----------

  End of year ...................  $  742,904    $1,083,488    $1,711,862    $  747,427    $4,122,299    $31,320,734
                                   ==========    ==========    ==========    ==========    ==========    ===========

               The accompanying notes are an integral part of the
                              financial statements.

                           CABOT OIL & GAS CORPORATION
                             SAVINGS INVESTMENT PLAN
                          NOTES TO FINANCIAL STATEMENTS


1.   DESCRIPTION OF PLAN:

     The following brief description of the Cabot Oil & Gas Corporation Savings Investment Plan (the "Plan") is provided for general information purposes only. Participants should refer to the summary plan description and legal plan document for more complete information.

     GENERAL

     Cabot Oil & Gas Corporation ("COGC" or "Company") was previously a subsidiary of Cabot Corporation ("Cabot"). In February 1990, the Company completed its initial public offering of approximately 18% of the total outstanding shares of common stock and, accordingly, ceased to be a wholly-owned subsidiary of Cabot. On March 28, 1991, Cabot completed an exchange offer. Following the completion of the exchange offer, the Company became 100% publicly-owned and ceased to be a subsidiary of Cabot.

     Effective January 1, 1991, COGC established the Plan, a defined contribution plan, in which participation is voluntary on the part of the employees. Employees are eligible to become a participant in the Plan upon the first day of employment.

     Prior to the commencement of the Plan, COGC employees participated in the Cabot Profit Sharing and Savings Plan ("PSSP") and the Cabot Employee Stock Ownership Plan ("ESOP"). All COGC employees who were members of the PSSP automatically became a participant in the Plan on January 1, 1991, were 100% vested with respect to balances in the PSSP and ESOP as of December 31, 1990, and had their PSSP and ESOP account balances transferred to the Plan. The Plan assumed legal responsibility for the accrued benefits of such affected employees on January 1, 1991.

     Benefits under the ESOP were frozen as of December 31, 1990. The ESOP balance is comprised of Cabot and/or COGC common stock. The participant is not eligible to withdraw, exchange, or take a loan against the ESOP balance while an active COGC employee. Dividends earned on the ESOP common stock are distributed to the other Plan investment election(s) according to the participant's most recent investment election. If such an election is not made by a participant, dividends from the ESOP are placed in the money market fund.

     CONTRIBUTIONS

     A participant can contribute in the aggregate from 1% to 15% of eligible compensation as defined in the Plan on a pre-tax (before federal and state taxes are withheld) and/or after-tax basis through payroll deductions, except for employees residing in the state of Pennsylvania. Pennsylvania requires that state taxes be withheld before the pre-tax contribution. The participant is always fully vested in his or her contributions made on either a pre-tax or after-tax basis.

     The Company provides an incentive for each employee to participate in the pre-tax portion of the Plan by matching 100% of the first 4% of eligible compensation contributed. None of the after-tax contributions by a participant are matched by the Company.

     VESTING

     The participant is credited with a year of vesting service for each plan year in which he or she has 1,000 or more hours of service. The Company is matching contribution vests 20% per year after the first year of vesting service, with 100% vesting attained after five years of vesting service. Service with Cabot prior to January 1, 1991 counts as vesting service under the Plan to the extent and in the same manner as computed under PSSP. A participant's account becomes 100% vested with less than five years of vesting service as a result of either (i) permanent and total disability,
     (ii) death (account value is paid to the designated beneficiary), or (iii) attainment of age 65. The Plan was amended in February 1993 to fully vest certain participants who were terminated due to a reduction in workforce.

     If a participant leaves COGC and is rehired within five years, the prior service with COGC will be restored under the Plan. Additionally, if the participant was partially vested when the employment was initially terminated, COGC will redeposit any amount of the matching contribution which was forfeited from the account (because the participant left before becoming 100% vested) after repayment by the participant of his or her previous distribution, if any.

     INVESTMENT OPTIONS AND OTHER ELECTIONS

     The Plan offers eight different investment options with varying levels of risk for the participant to choose from. The options available at the end of each year were as follows:

     - The Fidelity Retirement Money Market Portfolio seeks stability of principal and high money market yields. The portfolio manager invests in a variety of money market instruments, including certificates of deposit, banker's acceptances, commercial paper, repurchase agreements and obligations of the U.S. Government.

     - The Fidelity Magellan Fund seeks capital appreciation primarily through investments in common stock, diversified across many sectors of the market. Some of the companies in the fund's portfolio are well-known, while other firms are smaller or less well-known.

     - The Spartan U.S. Equity Index Portfolio seeks to match the compositions and total return of the Standard and Poor's Daily Stock Price Index of 500 common stocks (the "S&P 500 Index"), while keeping transaction costs and other expenses low. The portfolio manager tries to achieve this objective by investing primarily in common stocks of the 500 companies that make up the S&P 500 Index. Dividends are reinvested automatically in participant accounts creating a compounding effect on its value.

     - The Fidelity U.S. Bond Index Portfolio seeks to match the investment returns of the Lehman Brothers Aggregate Bond Index.

     - The Fidelity Growth & Income Portfolio is a growth and income fund. It seeks high total return through a combination of current income and capital appreciation. This fund invests primarily in domestic and foreign stocks, focusing on those that pay current dividends and offer potential growth of earnings, such as common stocks, securities convertible into common stocks, preferred stocks and fixed-income securities.

     - The Fidelity Retirement Growth Fund is a growth fund that seeks long-term capital appreciation by investing primarily in common stocks, although it can invest in all types of securities. The Fund was created exclusively for tax-advantaged accounts, and therefore intends to realize capital gains without regard to a shareholder's current tax liability.

     - The Fidelity Stock Selector Fund is a growth fund. Using a computer-aided quantitative approach, it seeks capital growth by investing in common domestic and foreign stocks which are determined to be undervalued relative to their industry's norms.

     - Cabot Oil & Gas Corporation Common Stock Plan participants were allowed to invest in COGC common stock effective the second quarter of 1994. Dividends paid on COGC common stock are automatically reinvested in COGC common stock.

     The Plan also allows the participants to (i) change the percentage of pay withheld through payroll deduction a maximum of four times per year, with changes taking effect the first pay period after advance notice, (ii) change investment fund options for future contributions at any time, directly by telephone with the Fidelity Management Trust Company ("Trustee"), (iii) transfer the total balance of his or her accumulated investments from one fund to another twelve times per year, and (iv) discontinue participation in the Plan at any time, to be effective the first pay period after advance notice. Re-enrollment can be at any time, except after a hardship withdrawal.

     PAYMENT OF BENEFITS

     A participant eligible for a distribution from the Plan may elect to receive an immediate lump sum payment, or if the participant's account balance exceeds $5,000 he or she can defer the payment up to age 70.5.

     An exception is made for those participants who (i) had shares of Cabot stock transferred from the PSSP and/or ESOP to the Plan and (ii) exchanged shares of Cabot common stock in his or her PSSP and/or ESOP account for shares of COGC common stock pursuant to an exchange offer completed by Cabot in April 1991. Such participants can have the stock balance paid in cash or as common stock certificates. If the participant decides to sell such stock certificates, the commission fee will be reflected in the net asset value of the stock trade. Balances transferred to the Plan from the PSSP and/or ESOP retain payment options provided under the PSSP and/or ESOP.

     WITHDRAWALS DURING EMPLOYMENT

     A participant is eligible to make certain withdrawals while employed. The first category of funds that are eligible for withdrawal represent amounts that were transferred from the PSSP. The second category represents amounts contributed under the Plan. Different rules apply to the withdrawal, depending on the category. If the participant was a former member in the PSSP, the participant is eligible to make either a voluntary withdrawal or a hardship withdrawal from the amounts that were transferred. A voluntary withdrawal may be made from the PSSP after-tax and employer contribution accounts. Two voluntary withdrawals can be made per year, provided that not more than two are made within three months of each other. A voluntary withdrawal will be deducted from the participant's account in a specific order as provided for in the Plan.

     A participant is also eligible for a hardship withdrawal from his or her PSSP pre-tax account under the following conditions, (i) in a year in which the participant has already made two voluntary withdrawals and (ii) when three months have not elapsed since the time of the last voluntary withdrawal. Special rules apply which determine the hierarchy of access to the various sources of funds including (i) the participant has already withdrawn the full amount of both the after-tax contributions and the vested Company contributions, (ii) the participant must have fully exhausted the ability to obtain funds from any other source, including a loan from the Plan, and (iii) the participant submitted an application to the administrative committee for a hardship withdrawal. Following a hardship withdrawal, there will be an automatic 12-month suspension of the participant's pre-tax contributions.

     A participant can withdraw at any time an amount equal to the after-tax contributions made to the Plan after January 1, 1991. The minimum withdrawal amount is $500. A withdrawal of after-tax contributions requires a withdrawal of a proportionate share of investment earnings thereon, which will be taxable and will include 10% early distribution tax if made before age 59.5 under current tax laws. Additionally, the participant can withdraw an amount equal to the pre-tax contributions made to the plan after January 1, 1991 at any time after age 59.5. This withdrawal will be taxable, but will not include the 10% early distribution tax under current tax laws.

     LOANS TO PARTICIPANTS

     A participant can borrow up to 50% of his or her vested account balance (excluding ESOP) while in the Plan. The amount borrowed may be from a minimum of $1,000 to a maximum of $50,000, but never more than 50% of the vested account balance. Only one loan can be outstanding at any one time. A loan must be repaid by payroll deduction over a period not to exceed five years; early payoff is permitted. The loan interest rate is set by the administrative committee. For the 1998 Plan year, it was 1% above the prime rate charged by COGC's principal commercial bank in effect at the time of the loan. The set-up fee and the ongoing administrative fee for the loan are charged directly to the participant's account on a quarterly basis. The Plan was amended in 1996 to limit loans to members who are active employees.

     WITHDRAWALS UPON TERMINATION OF EMPLOYMENT

     A participant can withdraw the total vested amount in the Plan account as a result of either (i) termination of employment (ii) retirement at age 65 or at age 55 or later with 10 years of service or (iii) permanent and total disability or death. The full value of the Plan account will be paid and will be subject to income tax when the participant retires or qualifies as permanently and totally disabled, unless an election is made by the participant to roll over the funds as allowed by the Internal Revenue Code. If death occurs before retirement, the full value of the account will be paid to the designated beneficiary. The Plan was amended in 1996 to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

     DISPOSITION OF FORFEITURES BY PARTICIPANTS

     A forfeiture of unvested benefits shall be accounted for in the following manner. First, the forfeiture shall be credited to the Company contribution account of a re-employed participant for whom a reinstatement of prior forfeiture is required. Second, the forfeiture shall be applied toward the account of a former participant pursuant to the unclaimed benefit provisions of the Plan. To the extent that forfeitures for any Plan year exceed the amounts required to reinstate the accounts noted above, they will be applied against the next succeeding Company contribution.

     For the years ended 1998 and 1997, employer contributions were reduced by approximately $20,000 and $115,000, respectively, from forfeited nonvested accounts.

     ROLLOVER CONTRIBUTIONS

     Generally, if a participant received a qualified total distribution as defined in the Internal Revenue Code of 1986 as amended, the participant can deposit or "rollover" those funds into the Plan if approved by the Administrative Committee.

     PARTICIPANT ACCOUNTS

     Each participant's account is credited with the employee's contribution, the Company contributions and the proportionate allocation of the earnings of the Plan, as defined.

     PLAN TRUSTEE

     Fidelity Management Trust Company was appointed trustee of the Plan by a contract dated June 1, 1991. Under the contract, the trustee shall hold all property received, manage the Plan and invest and reinvest Plan assets.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     BASIS OF PRESENTATION

     The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

     VALUATION OF INVESTMENTS

     Investments are recorded at fair market value based on market prices that have been provided by the Trustee.

     NET APPRECIATION IN FAIR MARKET VALUE OF INVESTMENTS

     The statement of changes in net assets available for Plan benefits presents the net appreciation in the fair market value of investments which consists of realized gains or losses and the unrealized appreciation (depreciation) on those investments.

     ADMINISTRATIVE EXPENSES

     Administrative   expenses   consist  of  all   expenses   incident  to  the
     administration, termination or protection of the Plan, including, but not limited to, legal, accounting, investment manager and trustee fees. All administrative expenses, except for expenses associated with loans to participants, were paid by the Company in 1998.

     RISKS AND UNCERTAINTIES

     The Plan provides for various investment options in any combination of stocks and mutual funds. Investment securities are exposed to various risks, such as market and credit risk. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statement of net assets available for plan benefits.


3.   PLAN TERMINATION:

     While the Company has not expressed any intent to discontinue its contributions or terminate the Plan, it may to do so at any time. In the event of such a discontinuance or termination of the Plan, all amounts credited to the accounts of participants shall become fully vested and non-forfeitable.

4.   TAX STATUS OF PLAN:

     The Plan is designed to constitute a "Qualified Plan" under the provisions of Section 401(a) of the Internal Revenue Code and, therefore, be exempt from federal income tax under the provisions of Section 501(a). The Plan obtained its latest determination letter on October 23, 1993, in which the Internal Revenue Service stated that the Plan was in compliance with the applicable requirements of the Internal Revenue Code. The Plan was amended in 1994, 1996 and 1998, subsequent to the receipt of the determination letter. The Plan Administrator and the Plan's tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan's financial statements.


5.   PARTY IN INTEREST TRANSACTIONS:

     The Plan invests in various Fidelity mutual funds and portfolios. These investments are considered party in interest transactions because Fidelity Management Trust Company serves as trustee of the Plan. The Plan management has approved these investment options.

                             SUPPLEMENTAL SCHEDULES

                          CABOT OIL & GAS CORPORATION
                            SAVINGS INVESTMENT PLAN
           Item 27a - Schedule of Assets Held for Investment Purposes
                            as of December 31, 1998
                  Employer's Identification Number: 04-3072771
                                Plan Number: 001


                                                                             Current or
                 Description                       Units Held     Cost*      Fair Value
-------------------------------------------------  ----------  -----------   -----------
Fidelity Money Market Trust:
  Retirement Money Market Portfolio..............  4,944,224   $ 4,944,224   $ 4,944,224 *
Fidelity Magellan Fund...........................     63,468     5,245,325     7,668,168 *
Spartan U.S. Equity Index Portfolio..............    132,093     3,508,999     5,806,807 *
Fidelity U.S. Bond Index Portfolio...............    134,193     1,432,057     1,478,809
Fidelity Growth & Income Fund....................     65,767     2,258,377     3,014,746 *
Fidelity Retirement Growth Fund..................     36,221       687,524       742,904
Fidelity Stock Selector Fund.....................     37,739       995,516     1,083,488
Cabot Oil & Gas Corporation common stock ........    114,124     1,643,489     1,711,862
Distributions Cabot Corporation common stock.....    147,552     1,065,392     4,122,299 *
Participant Loans (Interest rates
  range from 7% to 10%)..........................                  747,427       747,427
                                                               -----------   -----------
                                                               $22,528,330   $31,320,734
                                                               ===========   ===========

* Represents 5% or more of the Plan's net assets.

                          CABOT OIL & GAS CORPORATION
                            SAVINGS INVESTMENT PLAN
                 Item 27d - Schedule Of Reportable Transactions
                      for the year ended December 31, 1998
                  Employer's Identification Number: 04-3072771
                                Plan Number: 001



                                                                         SALES
                                        NUMBER OF   PURCHASE    -----------------------   NET GAIN/
            DESCRIPTION                   TRADES     PRICE         PRICE        COST       (LOSS)
--------------------------------------  ---------  -----------  -----------  ----------  ----------

SINGLE TRANSACTIONS:
  None                                      --             --           --           --        --

SERIES OF TRANSACTIONS:
  Fidelity Magellan Fund                   136     $1,360,287
                                            66                  $  862,384   $  666,212  $196,172

  Fidelity Growth & Income Fund             99        832,466
                                            37                   1,218,003      876,802   341,201
  Fidelity Money Market Trust:
    Retirement Money Market Portfolio      109      2,156,968
                                            86                   1,762,487    1,762,487        --

  Spartan U.S. Equity Index Portfolio      123      1,355,019
                                            56                   1,581,523    1,041,174   540,349


All other required information has been omitted for the reason that such information is not applicable or can be obtained from information found elsewhere in the financial statements.

CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Cabot Oil & Gas Corporation on Form S-8 (File No.'s 33-35478 and 33-71134) of our report dated June 3, 1999, on our audits of the financial statements and supplemental schedules of the Cabot Oil & Gas Corporation Savings Investment Plan as of December 31, 1998 and 1997, and for the year ended December 31, 1998, which report is included in this Annual Report on Form 11-K.


                                           PricewaterhouseCoopers LLP


Houston, Texas
June 25, 1999